Exhibit 10.35

Project No.: 858392 / 30000 MAB/SAH

Funding agreement

concluded between

Österreichische Forschungsförderungsgesellschaft mbH (FFG)

as a funding entity

and

ARSANIS Biosciences GmbH

Helmut-Qualtinger-Gasse 2

1030 Vienna

Commercial Register No.: 354305m

as a recipient.

§ 1 Granting of the funding

1.1	On the basis of the funding application submitted on 08/23/2016 via eCall (“KLIPHA: Phase 2 efficacy study with ASN100 for the prevention of Staphylococcus aureus pneumonia in ventilated patients” and on the basis of the special decision of the advisory committee brought forward in the meeting held on 02/01/2017, funding is granted for the following undertakings:

Project number:	858392
eCall number:	8749999
Project name (subject of the contract):
KLIPHA Phase 2 efficacy study with ASN100 for the prevention of Staphylococcus aureus pneumonia in ventilated patients
Program:	Basic program

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Österreichische	Tel: +43 (0) 5 7755 – 0
Forschungsförderungsgesellschaft mbH	Fax: +43 (0) 5 7755 – 97900
Sensengasse 1	www.ffg.at, office@ffg.at
1090 Vienna	FN 252263a Commercial Court of Vienna

Page 2	Project No.: 858392 / 30000

§ 2 Project term

2.1	The overall term of the project begins on 11/01/2016 and ends on 10/31/2018.

2.2	The funding of the overall undertaking by FFG shall depend on the results presented in the submitted reports, on further compliance with assessment and decision criteria, on the budget placed at the disposal of the funding entity as well as on the new positive decision on funding.

§ 3 Period of funding

3.1	The respective period of funding the undertaking commences on 11/01/2016 as an acceptance deadline and ends on 10/31/2018.

§ 4 Type and amount of funding

4.1	The funding shall be realized in the following form for the period of funding stipulated in § 3:

Funding form	Amount up to maximum
Loan of FFG	EUR 1,500,000.00

Conditions of the loan
Interest rate	0.75 % per annum on a current account
Repayment deadline:	on 03/31/2023
Repayment amount:	EUR 1,500,000.00
Collection of the interests and loan:	by virtue of direct debit mandates
Determination of the interests:	on a semi-annual basis and retroactively or at the repayment deadline

4.2	The funding rate for the undertaking amounts to 50.0 % of the costs of the project, which must be proven and fundable. The remaining financing of the costs of the project must take place via the recipient. According to the planning data, the cash value of the funding amounts to EUR 201,665.00, or 6.7 % of the fundable costs of the project as per Item 5.1.

4.3	The maximum intensity of subsidies according to the applicable framework of the Union for government subsidies for supporting research, development and innovation amounts to 45.0%.

4.4	The funding shall be reduced proportionally if the fundable costs of the project should turn out to be below the limit.

4.5	The fundable costs of the project as per § 5 as well as costs incurred due to interim and final accounting shall not constitute an acknowledgement of the costs prior to an audit to be carried out by FFG. The final amount of the acknowledged costs of the overall project as well as the funding shall only be determined after the project has been finalized within the framework of accounting control.

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Österreichische	Tel: +43 (0) 5 7755 – 0
Forschungsförderungsgesellschaft mbH	Fax: +43 (0) 5 7755 – 97900
Sensengasse 1	www.ffg.at, office@ffg.at
1090 Vienna	FN 252263a Commercial Court of Vienna

Page 3	Project No.: 858392 / 30000

§ 5 Fundable costs

5.1 The following fundable costs of the project have been taken as a basis for the funding:

Personnel costs	EUR	516,399.00
Costs of equipment and material	EUR	225,000.00
Third-party performance	EUR	2,237,476.00
Travel costs	EUR	21,125.00

Total fundable costs	EUR	3,000,000.00

5.2	All costs actually incurred within the framework of the project and in addition (to the usual operating expenditure) during the period of funding as per § 3 shall be deemed as fundable. Other amending provisions pertaining to the fundable costs can be found in the FFG Directive “KMU”, the guidelines on costs as well as guidelines pertaining to individual project of experimental development (each in the version indicated below in Item 14.1).

5.3	Relevant changes in the structure of the costs require the prior written approval of FFG.

5.4	The turnover tax on the costs of fundable performance shall not be considered as fundable. However, insofar as this turnover tax must actually be borne by the recipient and if this can be proven, and if this should result in the recipient not being entitled to any withholding tax deduction, these shall be taken into consideration as a fundable cost component.

The funding provided by the funding entity constitutes a grant which is not subject to turnover tax, due to the fact that no exchange of services takes place, but rather a public interest in the realization of the research project.

The amount of the funding represents a gross amount. Another, separate settlement of any potential fees and taxes by FFG – irrespectively of the reasons for it – is precluded.

The loan interests / liability commissions are subject to the exemption from the obligation to pay turnover tax, in accordance with § 6 Para. 1 Clause 8 of UStG (Umsatzsteuergesetz [Austrian Turnover Tax Act]).

5.5	Should the amortization period for one item (§ 285 of ABGB (Allgemeines bürgerliches Gesetzbuch [Austrian General Civil Code])) which has been acquired for the purpose of realizing the project takes longer than the period of funding, the amortization costs shall be considered as fundable in accordance with the provisions laid out in the guidelines pertaining to an individual project of experimental development as well as in the guidelines on costs (each in the version indicated below in Item 14.1).

5.6	The funds of the funding entity may not be utilized for formation of reserves or accruals pursuant to the Austrian Income Tax Act [Einkommensteuergesetz] as of 1988, BGBl. (Bundesgesetzblatt [Austrian Legal Gazette]) No. 400/1988. The funds may only be utilized for the services and objectives described in the funding application.

5.7	The costs of contract preparation or bank transfer fees incurred on the part of the recipient or his/her internal partner must be borne by him and do not constitute fundable costs.

5.8	The funding entity shall reserve the right to defer the disbursement of a funding, to reduce it or to suspend it if and as long as there are circumstances which prevent the proper realization of the funded undertaking (e.g. the proof of the costs incurred has not been produced in an appropriate form).

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Österreichische	Tel: +43 (0) 5 7755 – 0
Forschungsförderungsgesellschaft mbH	Fax: +43 (0) 5 7755 – 97900
Sensengasse 1	www.ffg.at, office@ffg.at
1090 Vienna	FN 252263a Commercial Court of Vienna

Page 4	Project No.: 858392 / 30000

§ 6 Conditions and requirements

6.1	Project-specific special conditions and requirements

1.	A safe financing concept for the undertaking must be submitted within the period of 12 weeks after the date on which the contract has been issued, before the first installment has been disbursed.

2.	The costs of Ms. Nagy and Ms. Zettl shall not be funded.

3.	Clinical studies may only be funded until the amount of total costs reaches the amount of 3 million Euros. Accordingly, third-party costs shall be reduced as a general rule.

4.	Funding depends on the existence of a development location including personnel and IP rights until 03/31/2023 at the earliest.

6.2	The original undersigned funding agreement must be sent back within the period of 4 weeks following the receipt thereof by the funding entity at the latest.

6.3	The recipient shall be obligated to inform the funding entity – in the course of the planned reporting at the latest—of all applied and/or approved public funding which pertains to the project, be it directly or indirectly, as from the time at which this funding agreement has been undersigned.

§ 7 Disbursement of the funding

7.1	The aforementioned funding shall be transferred according to the following payment plan:

7.2	The funds shall be transferred to the following bank account of the recipient:

Account holder:	ARISANIS Biosciences GmbH
Bank designation:
IBAN:
BIC / SWIFT:

§ 8 Reporting obligations

8.1	The recipient must submit reports to FFG in accordance with Section 3 of General Terms and Conditions of Funding with respect to the realization of the funded undertaking by means of submitting specialist reports (interim and final reports) and accounts.

A specialist interim report and interim accounting must be submitted within the period of one month following the reporting deadlines stipulated in the funding agreement.

A specialist final report and final accounting must be submitted within the period of three months following the end of the period of funding stipulated in the contract at the latest.

Reports and accounts must be submitted via eCall (https://ecall.ffg.at). The forms stored in the eCall must be used by all means. Further documents must be submitted to FFG upon their request.

8.2	In case prototypes are being funded, the recipient must submit reports to FFG with respect to the continuation or further utilization of the prototype / prototypes.

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Österreichische	Tel: +43 (0) 5 7755 – 0
Forschungsförderungsgesellschaft mbH	Fax: +43 (0) 5 7755 – 97900
Sensengasse 1	www.ffg.at, office@ffg.at
1090 Vienna	FN 252263a Commercial Court of Vienna

Page 5	Project No.: 858392 / 30000

§ 9 Amendments to the contract

9.1	Amendments to this contract may only be carried out expressly in writing. This shall also apply for annulment of this provision.

9.1	Subsequent amendments to the stipulated provisions and requirements may – insofar as necessary – be carried out under special circumstances by mutual consent in the form of an additional ancillary agreement after the advisory committee has reached a positive decision in this respect.

§ 10 Liability

10.1	The recipient shall be unrestrictedly liable vis-à-vis FFG for compliance with all contractual provisions. The recipient shall also be liable for the conduct of third parties assignable to the recipient (e.g. owners, company bodies etc.). The recipient shall indemnify and hold FFG harmless from and against the claims of third parties.

§ 11 Severability clause

11.1	Should one provision of this funding agreement be ineffective, the effectiveness of the remaining provisions of the funding agreement shall remain unaffected thereby. The contractual parties are obligated to replace an ineffective provision by another provision which serves the purpose of this funding agreement to the greatest extent possible.

§ 12 Applicable law

12.1	This contract and all its annexes are subject to the law of the Republic of Austria under exclusion of the laws rules of Austrian IPRG (Gesetze zum Internationalen Privatrecht [Legislation on private international law]).

§ 13 Place of legal jurisdiction

13.1	The competent court in Vienna shall have jurisdiction for all legal disputes which should arise from the funding grant. FFG shall reserve the right to sue the recipient at their place of jurisdiction as well.

§ 14 Integral parts of the contract

14.1	The following documents constitute integral parts of the funding agreement:

•	the funding application submitted via eCall (“KLIPHA: Phase 2 efficacy study with ASN100 for the prevention of Staphylococcus aureus pneumonia in ventilated patients”) in the version as of 11/21/2016

•	General Terms and Conditions of Funding for Funding Agreements in their respectively applicable version (Version 2015)

•	Guidelines for individual project of experimental development, Version 3.2

•	Guidelines on the costs, Version 2.0

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Österreichische	Tel: +43 (0) 5 7755 – 0
Forschungsförderungsgesellschaft mbH	Fax: +43 (0) 5 7755 – 97900
Sensengasse 1	www.ffg.at, office@ffg.at
1090 Vienna	FN 252263a Commercial Court of Vienna

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14.2	The following is in particular taken as a legal basis for this funding agreement:

•	Establishment Act of Österreichische Forschungsförderungsgesellschaft mbH [Act on Structural Reform of Research Funding] in the respective applicable version

•	Union’s framework for public subsidies for funding research, development and innovation ((ABl. (Auswahlblatt [Extract Sheet]) C 198 as of 06/27/2014)

•	Directive (EU) No. 651/2014 of the Committee as of June 17,2014 declaring certain categories of aid compatible with the internal market in application of Articles 107 and 108 of the Treaty on the Functioning of the European Union (AGVO (Allgemeine Gruppenfreistellungsverordnung [General Block Exemption Ordinance]) 2014)

•	Directive for Österreichische Forschungsförderungsgesellschaft mbH on funding the applied research, development and innovation (FFG Directive “KMU”), Ref. No: BMVIT-609.986/0012-III/I2/2014 and BMWFW-98.310/0102-C1/10/2014) – This directive was enacted on the basis of AGVO 2014 with the European Commission.

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Österreichische	Tel: +43 (0) 5 7755 – 0
Forschungsförderungsgesellschaft mbH	Fax: +43 (0) 5 7755 – 97900
Sensengasse 1	www.ffg.at, office@ffg.at
1090 Vienna	FN 252263a Commercial Court of Vienna

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The recipient confirms that they are familiar with all integral parts of the contract and accept them without any restrictions and acknowledges that non-compliance with the stipulated contractual provisions can lead to a potential recall of the funds.

The recipient confirms that there are no pending recall order of the European Commission and a potential recession of incompatible funding is precluded.

The recipient agrees to utilization of the data listed in Article 9, Para. 1 of AGVO (EU Ordinance No. 651/2014) Annex III for the purpose of publishing the information, insofar as the cash value of the funding (gross subvention equivalent) exceeds the amount of EUR 500,000.00.

On behalf of the funding entity:

Österreichische Forschungsförderungsgesellschaft mbH (FFG)

In Vienna, on 02/13/2017

[seal] Österreichische Forschungsförderungsgesellschaft mbH (FFG) [emblem]

/s/ Dr. Henrietta Egerth-Stadlhuber	/s/ Dr. Klaus Pseiner
Dr. Henrietta Egerth-Stadlhuber	Dr. Klaus Pseiner
Managing Director	Managing director

Funding recipient

        Vienna                             , on     3/23/2017

ARSANIS
Biosciences GmbH
MarxBox
/s/ Dr. Eszter Nagy	Helmut-Qualtinger-Gasse 2
(please write the company name, names and functions in block letters, company seal) Dr. Eszter Nagy Managing Director	1030 Vienna

Annexes:

Directive for Österreichische Forschungsförderungsgesellschaft mbH on funding the applied research, development and innovation (FFG Directive “KMU”)

via link: https://www.ffg.at/recht-finanzen/rechtsgrundlagen

General Terms and Conditions of Funding for Funding Agreements in the applicable version (Version 2015)

Guidelines for individual project of experimental development, Version 3.2

Guidelines on the costs, Version 2.0

Österreichische	Tel: +43 (0) 5 7755 – 0
Forschungsförderungsgesellschaft mbH	Fax: +43 (0) 5 7755 – 97900
Sensengasse 1	www.ffg.at, office@ffg.at
1090 Vienna	FN 252263a Commercial Court of Vienna